Exhibit 99.1

Contact: Brainerd Communicators, Inc.
Jennifer Gery (media)
Mike Smargiassi/Dianne Pascarella (investors)
212.986.6667

Entertainment Distribution Company Announces Changes to Executive Officers

NEW YORK – September 19, 2008 – EDCI Holdings, Inc. (Nasdaq: EDCI) (“EDCI”) and Entertainment Distribution Company, Inc. (the “Company”) which is the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”) a global and independent provider of supply chain services to the home entertainment market, today announced that on September 19, 2008 a) Jordan M. Copland’s employment with the Company was terminated effective immediately following a September 19, 2008 meeting of the Company’s Board of Directors, such meeting scheduled September 18, 2008 with the explicit purpose of determining whether to terminate Mr. Copland based on his performance; and b) Mr. Copland submitted a letter indicating his resignation from the Company.

As a result of the above actions, the Board of Directors of the Registrant has appointed Clarke H. Bailey, the Registrant’s non-Executive Chairman of the Board, as Interim Chief Executive Officer and Michael Klinger, the Company’s Vice President, Finance, as Chief Financial Officer. Mr. Klinger has been the Vice President, Finance of the Company since 2005. From 1989 to 2005, Mr. Klinger was employed with Polygram Records and Universal Music Group as Director of Business Operations.

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About Entertainment Distribution Company
EDCI Holdings, Inc. (NASDAQ: EDCI) is the holding company of Entertainment Distribution Company, Inc., which is the majority shareholder of Entertainment Distribution Company, LLC (“EDC, LLC”), a global and independent provider of supply chain services to the home entertainment market. EDC, LLC serves every aspect of the manufacturing and distribution process and is one of the largest providers in the industry. Its clients include some of the world’s best-known music, movies and gaming companies. Headquartered in New York, EDC, LLC’s operations include manufacturing and distribution facilities throughout North America and in Hannover, Germany, and a manufacturing facility in Blackburn, UK. For more information, please visit www.edcllc.com.